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EXHIBIT (11)


STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
TRINOVA CORPORATION
(In thousands, except per share data)

                                                 Year Ended December 31
                                          --------------------------------------
                                            1996           1995           1994
                                          --------       --------       --------
Average shares outstanding                   28,384         28,867         28,719

Assumed conversion of the 6 percent
 convertible debentures                       1,905          1,905          1,905

Net effect of dilutive stock options based
 upon treasury stock method using average
 market price                                    74             92            191
                                          ---------      ---------      ---------
Average shares of common stock and
 common stock equivalents outstanding        30,363         30,864         30,815
                                          =========      =========      =========

Net income                                $ 102,721      $  94,896      $  65,855

After-tax equivalent of interest
 expense on the 6 percent convertible
 debentures                                   3,720          3,720          3,720

                                          ---------      ---------      ---------
Net income for purposes of
 computing net income per share           $ 106,441      $  98,616      $  69,575
                                          =========      =========      =========


NET INCOME PER SHARE                      $    3.51      $    3.20      $    2.26
                                          =========      =========      =========



Note - Net income per share is computed using the average number of common shares outstanding, including common stock equivalents. The assumed conversion of the Company's 6 percent convertible debentures was included in average shares outstanding, increasing the average number of shares outstanding by 1,904,762 shares. For purposes of computing net income per share, net income was increased for the after-tax equivalent of interest expense on the debentures.
